As filed with the Securities and Exchange Commission on August 3, 2006

File No. 333-134459

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2

to

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CHINAGROWTH SOUTH ACQUISITION CORPORATION
(Exact name of registrant as specified in its charter)

Cayman Islands	6770	Not Applicable
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

1818 Canggong Road, Fengxian
Shanghai Chemical Industry Park, Shanghai, China 201417
Tel: 86-21-5744-8336
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Jin Shi
c/o Global Vestor Capital Partners LLC
105 Main Street
Hackensack, NJ 07601
Tel: (201) 996-1955
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William N. Haddad, Esq.	Douglas S. Ellenoff, Esq.
DLA Piper Rudnick Gray Cary US LLP	Brian C. Daughney, Esq.
1251 Avenue of the Americas	Sarah E. Williams, Esq.
New York, NY 10020	Ellenoff Grossman & Schole LLP
(212) 835-6000	370 Lexington Avenue
Facsimile: (212) 835-6001	New York, NY 10017
(212) 370-1300
Facsimile: (212) 370-7889

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Unit(1)	Proposed Maximum Aggregate Offering Unit(1)	Amount of Registration Fee

Units, each consisting of one ordinary share, $.001 par value, and one Warrant (2)	5,175,000 Units	$8.00	$41,400,000	$4,429.80

Ordinary Shares included as part of the Units (2)	5,175,000 Shares	—	—	—	(3)

Warrants included as part of the Units(2)	5,175,000 Warrants	—	—	—	(3)

Ordinary Shares underlying the Warrants included in the Units(4)	5,175,000 Shares	$6.00	$31,050,000	$3,322.35

Representative’s Unit Purchase Option	1	$100	$100	—	(3)

Units underlying the Representative’s Unit Purchase Option (“Representative’s Units”) (4)	315,000 Units	$10.00	$3,150,000	$337.05

Ordinary Shares included as part of the Representative’s Units 4)	315,000 Shares	—	—	—	(3)

Warrants included as part of the Representative’s Units (4)	315,000 Warrants	—	—	—	(3)

Ordinary Shares underlying the Warrants included in the Representative’s Units (4)	315,000 Shares	$6.00	$1,890,000	$202.23

Total			$77,490,100	$8,291.43

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)

Includes 675,000 Units and 675,000 Ordinary Shares and 675,000 Warrants underlying such Units which may be issued on exercise of a 45-day option granted to the Underwriters to cover over allotments, if any.

(3)	No fee pursuant to Rule 457(g).

(4)	The indeterminate number of additional common shares shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

          Cayman Islands law does not limit the extent to which a company’s amended and restated memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association will provide for indemnification of our officers and directors for any liability incurred in their capacities as such, except through their own fraud or willful default.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

          (a) Since our incorporation, we sold the following ordinary shares without registration under the Securities Act:

Beneficial Shareholders	Number of Shares

Xuechu He	270,000
Jin Shi	168,750
Xuesong Song	337,500
Michael W. Zhang	168,750
Teng Zhou	180,000
Total	1,125,000

          Such shares were issued on May 18, 2006 in connection with our organization pursuant to the exemption from registration contained in Section 4(2) of the Securities Act as they were sold to “accredited investors” as defined in Rule 501(a) of the Securities Act. The shares issued to the individuals above were sold for an aggregate offering price of $25,000 at a purchase price of approximately $0.02 per share. No underwriting discounts or commissions were paid with respect to such sales.

          Prior to the closing of our initial public offering certain of our officers and directors will purchase 900,000 founding director warrants from us. The founding director warrants will be issued pursuant to the exemption from registration contained in Section 4(2) of the Securities Act as they were sold to “accredited investors” as defined in Rule 501(a) of the Securities Act. No underwriting discounts or commissions were paid with respect to such sales.

          In addition, if we increase the size of the offering pursuant to Rule 462(b) under the Securities Act, we may effect a share dividend in such amount to maintain the existing shareholders’ collective ownership at 20% of our issued and outstanding ordinary shares upon consummation of the offering If we decrease the size of the offering we will effect a reverse split of our ordinary shares to maintain the existing shareholders’ collective ownership at 20% of our issued and outstanding ordinary shares upon consummation of this offering.

Item 8. Exhibits and Financial Statement Schedules.

          See the Exhibit Index, which follows the signature page which is incorporated by reference.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

		i	To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that

A.

Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

B.

Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

	(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

		i.	If the registrant is relying on Rule 430B:

A.

Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(6)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

		ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

		iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURE

          Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hackensack, State of New Jersey, on the 3rd day of August, 2006.

CHINAGROWTH SOUTH ACQUISITION CORPORATION

By:	/s/ Michael W. Zhang

Name: Michael W. Zhang
Title: Chief Executive Officer, Secretary and Director

          Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

*	Chairman of the Board	August 3, 2006

*	Chief Executive Officer, Secretary and Director	August 3, 2006
(Principal Executive Officer)

/s/ Jin Shi	Chief Financial Officer and Director
	(Principal Financial and Accounting Officer)	August 3, 2006

*	Executive Vice President,	August 3, 2006
Business Development and Director

*	Director	August 3, 2006

*By: /s/ Jin Shi		August 3, 2006

Jin Shi,
Attorney-in-fact

Exhibit No.	Description

1.1	Form of Underwriting Agreement.*

1.2	Form of Selected Dealers Agreement.*

3.1	Memorandum and Articles of Association.**

3.2	Form of Amended and Restated Memorandum and Articles of Association.**

4.1	Specimen Unit Certificate.**

4.2	Specimen Ordinary Share Certificate.**

4.3	Specimen Warrant Certificate.**

4.4	Form of Unit Purchase Agreement to be granted to Morgan Joseph & Co., Inc.**

4.5	Form of Warrant Agreement between American Stock Transfer & Trust Company and the Registrant.**

5.1	Opinion of DLA Piper Rudnick Gray Cary US LLP.*

10.1	Form of Investment Management Trust Agreement between American Stock Transfer & Trust Company and the Registrant.**

10.2	Form of Securities Escrow Agreement among the Registrant, American Stock Transfer & Trust Company and the Existing Shareholders.**

10.3	Form of Registration Rights Agreement among the Registrant and the Existing Shareholders.**

10.4	Form of Letter Agreement among the Registrant, Morgan Joseph & Co., Inc. and Officers and Directors.**

10.5	Office Services Agreement between the Registrant and Global Vestor Capital Partners LLC.**

10.6	Warrant Purchase Agreement between the Company and the Existing Shareholders.**

10.7	Form of Promissory Note, dated May __, 2006, issued to Insider in the amount of $________.**

10.8	Form of Promissory Note, dated May __, 2006, issued to Company in the amount of $________.**

23.1	Consent of Berenson LLP

23.2	Consent of DLA Piper Rudnick Gray Cary US LLP (included in Exhibit 5.1).*

24	Power of Attorney (Included on Signature Page).**

* To be filed by amendment.

**Previously filed.